Exhibit 99.1

Jasper Therapeutics Announces Pricing of $30 Million Public Offering of Common Stock, Pre-Funded Warrants and Common Warrants

REDWOOD CITY, Calif., September 18, 2025 (GLOBE NEWSWIRE) – Jasper Therapeutics, Inc. (Nasdaq: JSPR) (“Jasper”), a clinical-stage biotechnology company focused on development of briquilimab, a novel antibody therapy targeting KIT (CD117) to address mast cell driven diseases such as chronic spontaneous urticaria (CSU), chronic inducible urticaria (CIndU) and asthma, announced today the pricing of its underwritten public offering of (i) an aggregate of 11,670,707 shares of its common stock and accompanying common warrants to purchase up to an aggregate of 11,670,707 shares of common stock at a public offering price of $2.43 per share of common stock and accompanying common warrant to purchase one share of common stock and (ii) pre-funded warrants to purchase up to an aggregate of 675,000 shares of its common stock and accompanying common warrants to purchase up to an aggregate of 675,000 shares of common stock at the offering price of $2.43 less the $0.0001 per share exercise price of each such pre-funded warrant to purchase one share of common stock (accompanied by a common warrant to purchase one share of common stock).

The pre-funded warrants will be immediately exercisable, subject to a beneficial ownership limitation. The common warrants will have an exercise price of $2.92 per share of common stock and will be exercisable commencing on the six-month anniversary of the date of issuance and thereafter for a period of four years, subject to a beneficial ownership limitation.

The gross proceeds from the offering are expected to be approximately $30 million, before deducting underwriting discounts and commissions and other estimated expenses payable by Jasper and excluding the exercise of any pre-funded warrants or common warrants. Jasper intends to use the net proceeds from the offering for continued advancement of its preclinical and clinical development programs of briquilimab in mast-cell driven diseases, as well as for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses. All of the shares of common stock, pre-funded warrants and common warrants are being offered by Jasper. The offering is expected to close on or about September 22, 2025, subject to the satisfaction of customary closing conditions.

TD Cowen is acting as the sole book-running manager for the offering.

The securities described above were offered by Jasper pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-285914) that was filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2025 and declared effective on March 26, 2025. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering have been filed with the SEC. Electronic copies of the preliminary prospectus supplement and, when available, copies of the final prospectus supplement, and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, NY 10017, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by email at TDManualrequest@broadridge.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Jasper

Jasper is a clinical-stage biotechnology company focused on developing briquilimab as a therapeutic for chronic mast cell diseases. Briquilimab is a targeted aglycosylated monoclonal antibody that blocks stem cell factor from binding to the cell-surface receptor KIT, thereby inhibiting signaling through the receptor. This inhibition disrupts the critical survival signal, leading to the depletion of the mast cells via apoptosis which removes the underlying source of the inflammatory response in mast cell driven diseases such as chronic urticaria and asthma. Jasper is currently conducting clinical studies of briquilimab as a treatment in patients with CSU, CIndU, and asthma. Briquilimab has a demonstrated efficacy and safety profile in patients and healthy volunteers, with positive clinical outcomes in both CSU and CIndU.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the completion of the underwritten public offering, the anticipated proceeds from the offering, the use of such proceeds and timing of the closing of the offering. These statements are based on Jasper’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties involved include those associated with general economic and market conditions and Jasper’s ability to satisfy closing conditions applicable to the offering, as well as other risk factors and matters set forth in Jasper’s periodic filings with the SEC, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and the preliminary prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC. Although Jasper believes that the expectations reflected in its forward-looking statements are reasonable, Jasper does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Jasper on its website or otherwise. Jasper does not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Alex Gray (investors)
Jasper Therapeutics
650-549-1454
agray@jaspertherapeutics.com

Joyce Allaire (investors)

LifeSci Advisors

617-435-6602

jallaire@lifesciadvisors.com

Molly Devlin (media)
Real Chemistry
443-416-6675
mdevlin@realchemistry.com